Enhanced Executive Rewards Policy
Revised January 1, 2023

As a member of Gartner’s Operating Committee employed in the United States, you play a vital role in the overall success of our Company. To that end, your total rewards plan has the following enhancements that are summarized herein:

•Deferred Compensation Plan with discretionary match
•Charitable match limit of $20,000 per year under the Gartner Gives Program
•Stock ownership guidelines
•35 Paid Time Off (PTO) days
•Enhanced severance benefits

ERISA-Excess Benefit - Deferred Compensation Plan with Discretionary Match

This program allows you to contribute in excess of current 401(k) limits into Gartner’s non-qualified Deferred Compensation Plan (DCP). OC Members who defer salary or bonus under this plan may be eligible for an additional Company match in accordance with the terms of the plan. The match is discretionary and determined by the Company each year prior to the enrollment period; refer to the Deferred Compensation Plan enrollment materials for current details.

Historically, the way this plan has worked, if the Gartner match within the 401k plan is 100% on the first 4% you contribute, subject to an annual limit (which in 2023 = $7,200), the DCP would provide a mechanism for the match on the first 4% deferred to be not limited by the 401k match.

To put the value of the DCP match in context, if you elected a 4% deferral on your base salary and bonus in the DCP and your base and bonus earnings = $1,000,000; the combination of your 401k match ($7,200) and your DCP match ($32,800) would equal $40,000. Of course, if your base and bonus earnings are higher, the match would be higher too.

To be eligible for discretionary excess DCP matching, you must elect your deferral rate during our end of year deferred compensation enrollment process. In other words, you would first be eligible for the plan in the year following the first enrollment period.

Each year, the Company reserves the right to modify the underlying 401k plan and its match as well as the enhanced discretionary match within the DCP.

Gartner Gives – Enhanced Match Limit
Gartner is proud to support associates worldwide in their personal philanthropy by providing a global charity match program.  By providing matching funds to charitable organizations that our associates personally support, Gartner increases the impact of your donation in areas where associates live and work to maximize giving. Through your generous donations and fundraising efforts, we can make a difference! Gartner associates have a matching opportunity of up to $5,000 per year. The Operating Committee has a match limit of $20,000 per calendar year.
Please refer to Gartner at Work for specifics on plan rules and our portal through which you can make charitable contributions.

Stock holding period requirement

On the 1st of May of each year, your stock ownership position will be measured versus your then base salary. The requirement is that the value of your owned shares plus the value of unvested performance share units and unvested restricted stock units equals or exceeds three (3) times the value of your base salary.

If your ownership position is under 3 times, you will be restricted in selling up to 50% of your released shares until the next May 1st measurement period and until you satisfy the requirements.

Paid-Time-Off (PTO) Program

Gartner understands the importance of time away from work and how it results in a better frame of mind to provide outstanding results. As a senior leader of Gartner, you will be eligible for the highest level of PTO days, 35 days per year.

If your employment should terminate, you will be paid for any unused PTO in the year of termination, up to a maximum of 25 days and subject to the general provisions of the PTO policy. The rate is based on your base salary only.

Enhanced Severance Benefits

The role you play as a senior leader has a higher risk/reward than other roles. In order to ensure that you are focused on your responsibilities, we have included an enhanced severance benefit.

If you are terminated without Cause (including as a result of the elimination of your position), then you will be entitled to receive the following:

•your current annual base salary through your termination date (and a lump sum payment equal to any accrued, unused PTO, up to a maximum of 25 days) plus continued base salary for a period of twelve months following the termination date, payable in accordance with Gartner’s regular payroll schedule as in effect from time to time;
•the right to exercise all stock appreciation rights and other exercisable rights held by you that are vested as of the termination date for a period of 90 days following the termination date (unless more favorable rights are set forth in the award agreements governing such awards); and
•reimbursement for COBRA premiums incurred, minus the contribution paid by active associates, to continue group health benefits under Gartner’s plan (or, at Gartner’s election, to obtain substantially similar health benefits through a third-party carrier) for twelve months for you and any other family members (i.e., your spouse and any eligible children) for whom you have made the appropriate election.

In order to receive any enhanced severance benefits under this Policy (including, but not limited to, the enhanced equity award treatment set forth above), you must execute and deliver a release of claims acceptable to Gartner within 60 days following termination. Payment of amounts that are exempt from Section 409A (see Appendix C) will begin upon the expiration of the release’s revocation period, but payment of any Section 409A “deferred compensation” will begin only upon the expiration of the 60-day period (subject to any further delay required under Appendix B).

In Conclusion

These benefits are being offered to you to supplement the current benefits package offered to all associates. You are not required to utilize these additional benefits, but may choose the ones that best meet your individual requirements.
The receipt of these benefits is contingent upon your signature below. By signing below, you acknowledge and agree that this Enhanced Executive Rewards Policy, together with those non-severance benefits offered generally to all Gartner associates, shall be the only benefits to which you are entitled, and that any and all other benefits or arrangements, whether oral or in writing, previously existing between you and Gartner have been superseded and extinguished by this Policy.

Benefits provided under this Policy are subject to Appendices A and B including Compliance with Code Section 409A.

Acknowledged

By:_______________________
Print name:

APPENDIX A
Terms and Definitions

“Cause” means the occurrence of any of the following: (a) the Associate’s failure to perform his or her assigned duties or responsibilities (other than a failure resulting from Disability); (b) gross negligence or serious misconduct by the Associate in connection with the discharge of the duties of his or her position; (c) the Associate’s use of drugs or alcohol in such a manner as to materially interfere with the performance of his or her assigned duties or which the Company believes has had or will have a detrimental effect on the Company; (d) the Associate’s commission of (x) a felony, or (y) a misdemeanor that the Company reasonably believes has had or will have a detrimental effect on the Company; or (e) a material violation by the Associate of any written Company employment policy or standard of conduct.

“Disability” has the same meaning given to such term in the Gartner, Inc. Long-Term Incentive Plan (the “LTIP”).

“Change of Control” has the same meaning given to such term in the LTIP.

Appendix B
Compliance with Code Section 409A

Section 409A of the Internal Revenue Code and the accompanying regulations (“Section 409A”) govern the payment of nonqualified deferred compensation. Payments and benefits under the Enhanced Executive Rewards Policy (the “Policy”) are intended to be exempt from Section 409A to the maximum possible extent and, if not exempt, are intended to comply with the requirements of Section 409A.

The payments and benefits provided under the Enhanced Executive Rewards Policy are intended to be exempt from Section 409A under the short-term deferral and separation pay exceptions to the maximum permissible extent; accordingly, each installment payment (i.e., the amount due on each payroll date) will be treated as a separate payment.

For any amounts provided under the Policy that are “deferred compensation” within the meaning of Section 409A (i.e., not exempt from Section 409A):

(a)if payable as a result of termination of employment and you are a “Specified Employee” (as determined by Gartner under Section 409A, which generally will include all U.S. OC Members) at that time, amounts that otherwise would be paid during the first six months following termination will be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month;

(b)“termination of employment” means the date you experience a “separation from service” within the meaning of Section 409A; and

(c)Gartner will not accelerate any such payment except to the extent permitted under Section 409A.

Any reimbursements or in-kind benefits provided under the Policy will be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided during one year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses will be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or to exchange for another benefit. Any “gross-up” payment under the Policy will be made no later than December 31 of the year following the year in which you pay the related taxes.

Nothing in the Enhanced Executive Rewards Policy or this Appendix B should be interpreted as an entitlement to or guarantee of any particular tax treatment.